EXHIBIT 5.1

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497

August 2, 2005

Wauwatosa Savings Bank
11200 West Plank Court
Wauwatosa, Wisconsin 53226-3250

Ladies and Gentlemen:

     We are providing this opinion in connection with the Registration Statement of Wauwatosa Holdings, Inc., a Wisconsin corporation (the “Company”), on Form S-1 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance of shares of Wauwatosa Holdings, Inc. common stock, $.01 par value (the “Shares”), pursuant to the Plan of Reorganization of Wauwatosa Savings Bank, dated as of May 17, 2005, as amended (the “Plan”). In accordance with applicable regulatory requirements, the Company will be incorporated immediately prior to the issuance of the Shares, as provided in the Plan.

     We have examined: (i) the Registration Statement; (ii) proposed forms of the Company’s Articles of Incorporation and Bylaws; (iii) the Plan; (iv) corporate proceedings of Wauwatosa Savings Bank and proposed forms of corporate proceedings of the Company relating to the Plan and the transactions contemplated thereby; and (v) such other documents, and such matters of law, as we have deemed necessary in order to render this opinion. Based on the foregoing, it is our opinion that:

When (a) the Registration Statement, as amended by any amendments thereto, shall have become effective under the Act, (b) the Plan shall have been duly approved by the members of Wauwatosa Savings Bank, as contemplated therein and in the Registration Statement, (c) the parties shall have received all necessary regulatory approvals required to consummate the transactions provided in the Plan, (d) the Company shall have been incorporated and organized under the laws of the State of Wisconsin as contemplated in the Plan, and (e) up to 33.7 million Shares shall have been issued in accordance with the provisions of the Plan, such Shares will be validly issued, fully paid and nonassessable by the

Wauwatosa Savings Bank
August 2, 2005

Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal and Tax Matters” in the Prospectus constituting a part thereof. In giving our consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Quarles & Brady LLP

QUARLES & BRADY LLP